    SUPPLEMENT DATED NOVEMBER 16, 2009 TO YOUR PROSPECTUS DATED MAY 1, 2009

The Trustees of Federated Insurance Series have approved a Plan of Liquidation of the Federated International Equity Fund II. Effective as of the close of business on March 12, 2010, any Contract Value allocated to the Federated International Equity Fund II Sub-Account will be transferred to the Federated Prime Money Fund II Sub-Account.

Due to the liquidation of the Federated International Equity Fund II, you will no longer be able to allocate new Premium Payments or make transfers to the affected Sub-Account, including program trades effective as of the close of business on March 11, 2010. You may transfer some or all of your Contract Value in the affected Sub-Account to other investment options currently offered by your Contract.

Also, effective on March 12, 2010:

    (i) any Dollar Cost Averaging, InvestEase(R), Asset Rebalancing Program or other administrative program that includes transfers of Contract Value or allocations to the affected Sub-Account will be terminated; and

    (ii) Automatic Income Programs will continue uninterrupted and will be automatically updated to reflect the Federated Prime Money Fund II Sub-Account unless new instructions are provided.

Upon completion of the termination and liquidation of the Federated International Equity Fund II, all references to the Federated International Equity Fund II in the prospectus are deleted.

ON OR ABOUT FEBRUARY 19, 2010, SHAREHOLDERS WILL VOTE ON THE PROPOSED AGREEMENT AND PLAN OF REORGANIZATION OF THE FOLLOWING FUNDS:

            MERGING FUND                            ACQUIRING FUND
--------------------------------------------------------------------------------
Federated Clover Value Fund II         Federated Capital Appreciation Fund II
Federated Equity Income Fund II        Federated Capital Income Fund II
Federated Mid Cap Growth Strategies    Federated Kaufmann Fund II
Fund II

If the proposed reorganizations are approved, all assets of the Merging Fund will be transferred into the Acquiring Fund. Shareholders of the Merging Fund will receive shares of the Acquiring Fund. If approved by the shareholders, the reorganization is scheduled to take place at the close of business on or about March 12, 2010.

Due to the reorganization, you will no longer be able to allocate new Premium Payments or make transfers to the Merging Fund Sub-Account, including program trades, on or after the close of business on March 11, 2010. As a result of the reorganization, if any of your Contract Value is currently invested in the Merging Fund Sub-Account, that Contract Value will be merged into the Acquiring Fund Sub-Account. If any portion of your future Premium Payments are allocated to the Merging Fund Sub-Account, you may redirect that allocation to another Sub-Account available under your Contract. Effective as of the close of business on or about March 12, 2010, any transaction that includes an allocation to the Merging Fund Sub-Account will automatically be allocated to the Acquiring Fund Sub-Account. Effective as of the close of business on or about March 12, 2010, unless you direct us otherwise, if you are enrolled in any DCA, DCA Plus, InvestEase(R), Asset Rebalancing Program or other administrative program that includes transfers of Contract Value or allocation to the Merging Fund Sub-Account, your enrollment will automatically be updated to reflect the Acquiring Fund Sub-Account.

In the event that the proposed reorganization is approved, effective as of the close of business on or about March 12, 2010, all references and information contained in the prospectus for your Contract related to the Merging Fund are deleted.

EFFECTIVE MARCH 11, 2010, THE FOLLOWING CHANGES ARE MADE TO YOUR PROSPECTUS:

THE TABLE REFLECTING THE MINIMUM AND MAXIMUM TOTAL ANNUAL OPERATING EXPENSE NUMBERS ON PAGE 5 IS DELETED AND REPLACED WITH THE FOLLOWING:

                                                                  MINIMUM          MAXIMUM
----------------------------------------------------------------------------------------------
TOTAL ANNUAL FUND OPERATING EXPENSES                               0.98%            2.42%
(expenses that are deducted from Underlying Fund assets,
including management fees, distribution
and/or service (12b-1) fees, and other expenses.

THE THREE EXAMPLES ON PAGE 6 ARE DELETED AND REPLACED WITH THE FOLLOWING:

(1)  If you Surrender your Contract at the end of the applicable time period:

1 year                                                                    $1,057
3 years                                                                   $1,868
5 years                                                                   $2,399
10 years                                                                  $4,112

(2)  If you annuitize at the end of the applicable time period:

1 year                                                                      $392
3 years                                                                   $1,187
5 years                                                                   $2,001
10 years                                                                  $4,112

(3)  If you do not Surrender your Contract:

1 year                                                                      $392
3 years                                                                   $1,187
5 years                                                                   $2,001
10 years                                                                  $4,112

THE FOLLOWING INVESTMENT OPTION IS ADDED IN ALPHABETICAL ORDER UNDER "FEDERATED INSURANCE SERIES" IN THE INVESTMENT OPTIONS TABLE IN THE SECTION ENTITLED "THE FUNDS":

FUNDING OPTION                                  INVESTMENT OBJECTIVE SUMMARY                INVESTMENT ADVISER/SUB-ADVISER
---------------------------------------------------------------------------------------------------------------------------------
Federated Kaufmann Fund II               Seeks capital appreciation by investing      Federated Equity Management Company of
                                         primarily in common stocks                   Pennsylvania
                                                                                      Sub-advised by Federated Global Investment
                                                                                      Management Corp.

Please see the Fund's prospectus for expense information.

THE FOLLOWING SENTENCE IS ADDED TO THE INTRODUCTORY PARAGRAPH OF THE ACCUMULATION UNIT VALUES TABLE:

There is no information for the Federated Kaufmann Fund II Sub-Account because as of December 31, 2008, the Sub-Account had not commenced operation.

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-7968